                                                                  EXHIBIT 10(bb)

================================================================================


                            ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN
                      CENCOM CABLE INCOME PARTNERS II, L.P.
                                       AND
                              GALAXY TELECOM, L.P.
                                   DATED AS OF
                                   MAY 5, 1999


================================================================================

                                   May 5, 1999



Ms. Marcy Lifton
Vice President and Senior Counsel
Charter Communications
12444 Powerscourt Drive, Suite 100
St. Louis, MO  63131-3660

Dear Ms. Lifton:

         Please accept this letter as notification of Galaxy's intentions for the transfer of the Canton and LaGrange systems to be placed in the company name of Galaxy Telecom, L.P. The remaining systems of Center, Frankford, La Belle, Lewiston, New London and Wayland should be transferred to Galaxy American Communications, L.L.C., an affiliate company of Galaxy Telecom, L.P.

         Please note that the 394's will reflect these company names. If you have any questions, please feel free to give Ron Voss or myself a call.

                                            Very truly yours,





                                            HOLLY REHDER
                                            Mergers and Acquisitions Coordinator

                                TABLE OF CONTENTS



Section 1.     Definitions........................................................................................1
   1.1   Affiliate................................................................................................1
   1.2   Assets...................................................................................................1
   1.3   Books and Records........................................................................................1
   1.4   Business Day.............................................................................................1
   1.5   Closing..................................................................................................1
   1.6   Closing Date.............................................................................................1
   1.7   Communications Act.......................................................................................2
   1.8   Encumbrance..............................................................................................2
   1.9   Equipment................................................................................................2
   1.10    Equivalent Subscribers.................................................................................2
   1.11    Governmental Authority.................................................................................2
   1.12    Governmental Permits...................................................................................2
   1.13    Intangibles............................................................................................2
   1.14    Legal Requirements.....................................................................................3
   1.15    Permitted Encumbrances.................................................................................3
   1.16    Person.................................................................................................3
   1.17    Real Property..........................................................................................3
   1.18    Required Consents......................................................................................3
   1.19    Seller Contracts.......................................................................................3
   1.20    Service Area...........................................................................................3
   1.21    Services...............................................................................................3
   1.22    System.................................................................................................3
   1.23    Other Definitions......................................................................................3

Section 2.     Purchase and Sale of Assets........................................................................4

Section 3.     Consideration......................................................................................4
   3.1   Purchase Price...........................................................................................4
   3.2   Adjustments to Base Purchase Price.......................................................................5
   3.3   Determination of Adjustments.............................................................................5
   3.4   Allocation of Consideration..............................................................................6

Section 4.     Assumed Liabilities and Excluded Assets............................................................6
   4.1   Assignment and Assumption................................................................................6
   4.2   Excluded Assets..........................................................................................6

Section 5.     Representations and Warranties of Seller...........................................................7
   5.1   Organization and Qualification...........................................................................7
   5.2   Authority and Validity...................................................................................7
   5.3   No Breach or Violation...................................................................................7
   5.4   Assets...................................................................................................7
   5.5   Governmental Permits.....................................................................................8
   5.6   Revenue and Cash Flow; Seller Contracts..................................................................8
   5.7   Real Property............................................................................................8
   5.8   Legal Proceedings........................................................................................8
   5.9   Legal and Regulatory Matters.............................................................................8
   5.10    Patents, Trademarks and Copyrights.....................................................................9

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

   5.11    Tax Returns............................................................................................9
   5.12    System Equipment.......................................................................................9
   5.13    System Information.....................................................................................9
   5.14    DISCLAIMER OF WARRANTY.................................................................................9
   5.15    Schedules.............................................................................................10
   5.16    Finders and Brokers...................................................................................10
   5.17    Revenue and Cash Flow.................................................................................10
   5.18    Homes Passed and Miles of Plant.......................................................................10

Section 6.     Buyer's Representations and Warranties............................................................10
   6.1   Organization and Qualification..........................................................................10
   6.2   Authority and Validity..................................................................................11
   6.3   No Breach or Violation..................................................................................11
   6.4   Finders and Brokers.....................................................................................11

Section 7.     Additional Covenants and Agreements...............................................................11
   7.1   Access to Premises and Records..........................................................................11
   7.2   Continuity and Maintenance of Operations................................................................11
   7.3   Required Consents.......................................................................................12
   7.4   Risk of Loss............................................................................................12
   7.5   Franchise Extensions....................................................................................12
   7.6   Use of Seller's Name....................................................................................12
   7.7   Satisfaction of Conditions..............................................................................13
   7.8   Confidentiality.........................................................................................13
   7.9   Transfer Taxes..........................................................................................13
   7.10    Bulk Sales............................................................................................13
   7.11    Employees.............................................................................................13

Section 8.     Closing...........................................................................................13

Section 9.     Conditions to Closing.............................................................................13
   9.1   Conditions to the Obligations of Buyer and Seller.......................................................13
   9.2   Conditions to the Obligations of Buyer..................................................................14
   9.3   Conditions to Obligations of Seller.....................................................................15
   9.4   Waiver of Conditions....................................................................................15

Section 10.    Termination.......................................................................................15
   10.1    Events of Termination.................................................................................15
   10.2    Liabilities in Event of Termination...................................................................16
   10.3    Procedure Upon Termination............................................................................16

Section 11.    Survival of Representations and Warranties; Indemnification.......................................16
   11.1    Survival of Representations and Warranties............................................................16
   11.2    Indemnification by Seller.............................................................................17
   11.3    Indemnification by Buyer..............................................................................17
   11.4    Third Party Claims....................................................................................17
   11.5    Limitations on Liability by Seller....................................................................18
   11.6    Limitations on Indemnification - Buyer................................................................18

Section 12.    Miscellaneous.....................................................................................18
   12.1    Parties Obligated and Benefited.......................................................................18
   12.2    Notices...............................................................................................19

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

   12.3    Attorneys' Fees.......................................................................................20
   12.4    Expenses..............................................................................................20
   12.5    Waiver................................................................................................20
   12.6    Captions..............................................................................................20
   12.7    Choice of Law.........................................................................................20
   12.8    Terms.................................................................................................20
   12.9    Rights Cumulative.....................................................................................20
   12.10   Further Actions.......................................................................................20
   12.11   Time..................................................................................................20
   12.12   Counterparts..........................................................................................20
   12.13   Entire Agreements.....................................................................................20
   12.14   Severability..........................................................................................21
   12.15   Construction..........................................................................................21
   12.16   Right to Specific Performance.........................................................................21

                         LIST OF EXHIBITS AND SCHEDULES


EXHIBITS

         A -      Bill of Sale and Assignment
         B -      Assumption Agreement
         C -      Form of Non-Competition Agreement
         D -      Deposit Escrow Agreement
         E -      Indemnity Escrow Agreement

SCHEDULES

         1.9 -    Equipment
         4.2 -    Excluded Assets
         5.5 -    Governmental Permits
         5.6 -    Seller Contracts
         5.7 -    Real Property
         5.8 -    Legal Proceedings
         5.9 -    Legal and Regulatory Matters
         5.13 -   System Information

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT ("Agreement") is made as of the 4th day of May, 1999, by and between GALAXY TELECOM, L.P., a Delaware limited partnership ("Buyer"), and CENCOM CABLE INCOME PARTNERS II, L.P., a Delaware limited partnership ("Seller"), with respect to the following:

         A. Seller is engaged in the business of providing cable television service to subscribers in and around the communities of Center, Frankford, Lewistown, Wayland, Canton/LaGrange, New London and La Belle, Missouri.

         B. Buyer desires to purchase and Seller desires to sell certain assets of Seller used in connection with that business.

                                    AGREEMENT

         In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties agree as follows:

Section 1.         Definitions.

         In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:

1.1 Affiliate. With respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "Control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

1.2 Assets. The properties, privileges, rights, interests and claims, real and personal, tangible and intangible, that are owned, leased, or held by Seller and used primarily in connection with the operation of the Systems, in which Seller has any right, title or interest or in which Seller acquires any right, title or interest on or before the Closing Date, limited to Governmental Permits, Intangibles, Seller Contracts, Equipment, Books and Records and Real Property, but excluding any Excluded Assets.

1.3 Books and Records. All records relating solely to the operations of the Systems and maintained at Seller's local office which manages the Systems, including available current and historical operations data, subscriber data and related records, whether in printed or electronic form.

1.4 Business Day. Any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are required or authorized to be closed.

1.5 Closing. The consummation of the transactions contemplated by this Agreement, as described in Section 8, the date of which is referred to as the Closing Date.

1.6      Closing Date.  The date on which the Closing occurs.

1.7 Communications Act. The Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, the Telecommunications Act of 1996 and as may be further amended, and the rules and regulations, policies and published decisions of the Federal Communications Commission ("FCC") thereunder, as in effect from time to time.

1.8 Encumbrance. Any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).

1.9 Equipment. The tangible personal property listed on Schedule 1.9, all of which is owned, leased, or used in connection with the operation of the Systems, including vehicles, electronic devices, distribution plant, head-end equipment and reception sites, office equipment, and inventory of equipment and parts.

1.10 Equivalent Subscribers. As of any date and for each franchise area served by a System, the sum of (a) the total number of individually billed residential subscribers of Services at Seller's standard monthly rate, and (b) the number derived by dividing (i) the total monthly billings for sales of basic cable Services by the System during the most recent month ended prior to the date of calculation to commercial and bulk subscribers (whether on a discounted or undiscounted basis but excluding billings in excess of a single month's charges for any account), by (ii) the sum of the basic cable standard monthly rate (without discount of any kind) charged by Seller during such month to single-family households for Services sold by the System in the geographical area where such commercial or bulk subscriber is located. For purposes of the foregoing, there will be excluded (i) any subscriber who is more than 60 days past due from the first date of the period to which the invoice relates in the payment of any amount in excess of $5 (excluding late fees) payable to Seller,
(ii) any subscriber who has not paid at least one full month's payment for Services, (iii) that portion of the billings representing an installation, disconnection, or other non-recurring and non-service charge, a charge for equipment or for any outlet or connection other than the first outlet or first connection in any residential unit (e.g., an individual apartment or rental unit), a charge for any tiered service (whether or not included within premium programming service) or a pass-through charge for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like and (iv) any subscriber pending disconnection.

1.11 Governmental Authority. (i) The United States of America, (ii) any state, commonwealth territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like) or (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal department, bureau, commission or board.

1.12 Governmental Permits. All franchises, approvals, authorizations, permits, licenses, easements, registration qualifications, leases, variances and similar rights obtained from any Governmental Authority to enable Seller to operate the Systems, including those set forth on Schedule 5.5.

1.13 Intangibles. Certain intangible assets, limited to available current and historical subscriber lists, accounts receivable, claims (excluding any claims relating to Excluded Assets), and goodwill, if any, owned or arising from the operation of the Systems.


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

1.14 Legal Requirements. Any statute, ordinance, law rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

1.15 Permitted Encumbrances. The following Encumbrances: (a) liens for taxes, assessments and governmental charges not yet due and payable; (b) zoning laws and ordinances and similar Legal Requirements; (c) rights reserved to any Governmental Authority to regulate the affected property; and (d) as to Real Property interests, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title which are reflected in the public records which do not individually or in the aggregate materially interfere with the Systems' right to use such Real Property in the ordinary course of business as it is currently conducted.

1.16 Person. Any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

1.17 Real Property. All assets consisting of realty, including appurtenances, improvements and fixtures located on such realty, and any other interests in real property, including leasehold interests in Seller's head-end sites and leasehold interests and easements, wire crossing permits, rights of entry used in connection with the operation of the Systems and as described on
Schedule 5.5.

1.18 Required Consents. All franchises, licenses, authorizations, approvals and consents required under Government Permits, material Seller Contracts or otherwise for (a) Seller to transfer the Assets to Buyer, (b) Buyer to conduct a cable television business that owns, leases, uses and operates the Assets; and
(c) Buyer to assume and perform the Governmental Permits, material Seller Contracts and leasehold interests in Real Property, all as indicated by an asterisk in Schedules 5.5, 5.6 and 5.7 respectively.

1.19 Seller Contracts. All contracts and agreements (other than Governmental Permits and those relating to Real Property described on Schedule 5.5 and
Schedule 5.7, respectively), pertaining to the ownership, operation and maintenance of the Assets or the Systems or used or held for use by the Systems, including personal property leases, retransmission consents and must carry, as described on Schedule 5.6.

1.20     Service Area. The area in which Seller operates the Systems.

1.21 Services. The cable television service offered to subscribers of the Systems.

1.22 System. Each complete cable television reception and distribution system operation, including a headend, subscriber drops and associated electronic and other equipment, and which is operated by Seller in and around each of the following communities: Center, Frankford, Lewistown, Wayland, Canton/LaGrange, New London and La Belle, Missouri (collectively referred to as "Systems").

1.23 Other Definitions. The following terms are defined in the Sections indicated:

                                    Term                            Section
                                    ----                            -------
                Action                                               11.4
                Accounts Receivable Payment                           3.1
                Agreement                                 First Paragraph
                Assumed Liabilities                                   4.1
                Base Purchase Price                                   3.1

                Buyer                                     First Paragraph
                Buyer Damages                                        11.5
                Deposit                                               3.1
                Excluded Assets                                       4.2
                FCC                                                   1.7
                Final Adjustments Report                            3.3.2
                Indemnified Party                                    11.4
                Indemnifying Party                                   11.4
                Preliminary Adjustments Report                      3.3.1
                Prime Rate                                          12.12
                Purchase Price                                        3.1
                Seller                                    First Paragraph
                Seller Damages                                       11.6
                Survival Period                                      11.1
                Taking                                              7.8.2


Section 2. Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's right, title and interest in, to and under the Assets.

Section 3.      Consideration.

3.1 Purchase Price. The Purchase Price to be paid by Buyer to Seller shall be calculated and paid as follows:

                (a) The Purchase Price for the Assets shall be equal to the sum of:

                    (i) an amount equal to One Million One Hundred Seventy Thousand Four Hundred Fifty and 00/100 Dollars ($1,170,450.00) (the "Base Purchase Price"), subject to adjustment as provided in Section 3.2 (the "Purchase Price") and allocated in a schedule as agreed to by Buyer and Seller pursuant to Section 3.4 of this Agreement; and

                    (ii) an amount equal to the sum of: (A) ninety percent (90%) of the customer accounts receivable attributable to the Systems which are not more than sixty (60) days past due as of the Closing and (B) seventy-five percent (75%) of the amount of advertising accounts receivable attributable to the Systems which are not more than sixty (60) days past due as of the Closing Date (collectively, the "Accounts Receivable Payment").

                (b) Upon the execution of this Agreement as a good faith deposit to be credited toward payment of the Purchase Price on the Closing Date, Buyer shall deposit Fifty-Eight Thousand Five Hundred Twenty-Three and 00/100 Dollars ($58,523.00) (the "Deposit Escrow") with an escrow agent and pursuant to an escrow agreement in the form of that attached hereto as Exhibit D (the "Deposit Escrow").

                (c) The Purchase Price and the Accounts Receivable Payment shall be payable by wire transfer of immediately available funds as follows:

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

                    (i) One Million One Hundred Eleven Thousand Nine Hundred Twenty-Seven and 00/100 Dollars ($1,111,927.00), as adjusted to reflect adjustments to the Base Purchase Price pursuant to Section 3.2 and Section 3.3 of this Agreement, plus the Accounts Receivable Payment; and

                    (ii) Fifty Eight Thousand Five Hundred Twenty Three Dollars ($58,523) (the "Indemnity Escrow") to be deposited on the Closing Date in an interest bearing account, to be held in escrow for the period beginning on the Closing Date and ending on December 15, 1999 by an escrow agent to be mutually and reasonably agreed upon by the parties and pursuant to an escrow agreement in the form of that attached hereto as Exhibit E (the "Indemnity Escrow Agreement").

3.2 Adjustments to Base Purchase Price. The Base Purchase Price will be adjusted as follows:

            3.2.1 If the Systems have fewer than 1,734 Equivalent Subscribers as of the Closing Date, the Base Purchase Price will be reduced by an amount equal to $675 multiplied by the positive difference between (a) 1,734 and (b) the number of Equivalent Subscribers as of the Closing Date;

            3.2.2 Adjustments on a pro rata basis as of the Closing Date will be made for all prepaid expenses, accrued expenses (including real and personal property taxes), prepaid income, advance payments for service, and receivables, other than receivables covered by the Accounts Receivable Payment, all as determined in accordance with generally accepted accounting principles as in effect from time to time, consistently applied, and to reflect the principle that all expenses and income attributable to the operation of the Systems for the period prior to the Closing Date are for the account of Seller, and all expenses and income attributable to the operations of the Systems for the period on and after the Closing Date are for the account of Buyer;

            3.2.3 All funds of third parties on deposit with Seller as of the Closing Date relating to the Systems will be retained by Seller and credited to the account of Buyer;

            3.2.4 All deposits relating to the Systems that are held by third parties as of the Closing Date for the account of Seller or as security for Seller's performance of its obligations (other than with respect to Excluded Assets), including deposits on leases and deposits for utilities, will be credited to the account of Seller in their full amounts and will become the property of Buyer; and

3.3 Determination of Adjustments. Preliminary and final adjustments to the Base Purchase Price will be determined as follows:

            3.3.1 Not later than a date Seller reasonably believes is at least three (3) Business Days prior to the Closing, Seller will deliver to Buyer a report (the "Preliminary Adjustments Report"), certified as to completeness and accuracy by Seller, showing in detail the preliminary determination of the accounts receivable in Section 3.1 and the adjustments referred to in Section 3.2, which are calculated as of the Closing Date (or as of any other date agreed by the parties) and any documents substantiating the adjustments proposed in the Preliminary Adjustments Report. The Preliminary Adjustments Report will include a detailed calculation of the number of Equivalent Subscribers, the Accounts Receivable Payment (showing amounts due and their respective aging as of the Closing Date), and a schedule setting forth advance payments and deposits made to or by Seller relating to the Systems. Seller also will furnish to Buyer its billing report for the most current period as of the Closing Date. The estimates of such adjustments set forth in the Preliminary Adjustments Report shall be the basis for determining the Purchase Price payable pursuant to Section 3.1.

            3.3.2 Within 45 calendar days after the Closing, Buyer will deliver to Seller a report (the "Final Adjustments Report"), certified as to completeness and accuracy by Buyer, showing in detail the final determination of all adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Adjustments Report, together with any documents substantiating the adjustments proposed in the Final Adjustments Report. Buyer will provide Seller with reasonable access to all records which Buyer has in its possession and which are necessary for Seller to verify the Final Adjustments Report.

            3.3.3 Within fifteen (15) days after receipt of the Final Adjustments Report, Seller will give Buyer written notice of Seller's objection, if any, to the Final Adjustments Report. If Seller makes any such objection, the parties will agree on the amount, if any, which is not in dispute within ten
(10) days after Buyer's receipt of Seller's notice of objections to the Final Adjustments Report. Any undisputed amount will serve as an adjustment to the Base Purchase Price payable under Section 3.1. The portion of the Base Purchase Price payable under Section 3.1(a), as so adjusted (but excluding any amounts disputed by Buyer), will be paid by Buyer or Seller within three (3) Business Days after agreement on the undisputed portion of the Final Adjustments Report. If Seller and Buyer are unable to agree upon the full amount of such adjustment within such ten (10) day period, then the matter shall be submitted to a mutually agreeable nationally recognized independent accounting firm which has not represented Seller, Buyer or any of their respective Affiliates in the past five years, which shall render a written decision to Seller and Buyer within thirty (30) calendar days after it has been retained, which decision shall be final and whose fees shall be paid one-half by Buyer and one-half by Seller. The payment required after determination of all disputed amounts will be made by the responsible party by wire transfer of immediately available funds to the other party within three Business Days after the final determination.

3.4 Allocation of Consideration. The consideration payable by Buyer under this Agreement will be allocated among the Assets as set forth in a schedule agreed to by Buyer and Seller not later than the Closing Date. Buyer and Seller agree to be bound by the allocation and will not take any position inconsistent with such allocation and will file all returns and reports with respect to the transactions contemplated by this Agreement, including all federal, state and local tax returns, on the basis of such allocation.

Section 4.      Assumed Liabilities and Excluded Assets.

4.1 Assignment and Assumption. Seller will assign, and Buyer will assume and perform, the Assumed Liabilities, which are defined as: (a) Seller's obligations to subscribers of the Systems for (i) subscriber advance payments held by Seller as of the Closing Date for Services to be rendered by a System after the Closing Date, and (ii) the delivery of Services to subscribers of the Systems after the Closing Date; and (b) obligations accruing and relating to periods after the Closing Date under or relating to any of the Assets, with all currently known obligations material to the Systems identified in the schedules to this Agreement. Buyer will not assume or have any responsibility for any liabilities or obligations of Seller other than the Assumed Liabilities. In no event will Buyer assume or have any responsibility for any liabilities or obligations: (a) associated with the Excluded Assets; or (b) incurred prior to the Closing Date; except those described in Section 3.2.2.

4.2 Excluded Assets. The Excluded Assets, which will be retained by Seller, will consist of the following: (a) programming contracts and all other agreements of Seller that do not pertain exclusively to the Systems; (b) insurance policies and rights and claims thereunder; (c) bonds, letters of credit, surety instruments and other similar items; (d) cash and cash equivalents; (e) Seller's trademarks, trade names, service marks, service names, logos and proprietary rights (subject to Buyer's rights under Section 7.6); (f) Seller's rights under any agreement governing or evidencing an obligation of Seller for borrowed money; (g) Seller's rights under any contract, license, authorization, agreement or commitment other than those creating or evidencing Assumed Liabilities; (h) all rights to tax refunds and refunds of fees of any nature, in either case relating to the period prior to the Closing Date; and (i) the Assets described on Schedule 4.2.

Section 5.     Representations and Warranties of Seller.

         To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, as follows:

5.1 Organization and Qualification. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the operate the Systems as they are currently operated. Seller is duly qualified or licensed to do business and is in good standing under the laws of each other jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the Systems or on the validity, binding effect or enforceability of this Agreement.

5.2 Authority and Validity. Seller has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by Seller of, the performance by Seller of its obligations under, and the consummation by Seller of the transactions contemplated by, this Agreement have been duly authorized by all partnership action required to be taken by Seller. This Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

5.3 No Breach or Violation. Subject to obtaining the Required Consents, the execution, delivery and performance of this Agreement by Seller will not: (a) violate any provision of Seller's agreement of limited partnership; (b) violate any Legal Requirement in any material respect; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a material breach of or default under, (ii) permit or result in the termination, on or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or (iv) result in the creation or imposition of any Encumbrance under, any Seller Contract, Legal Requirements, or any instrument or other agreement to which Seller is a party or by which Seller or any of its assets is bound or affected.

5.4 Assets. Seller has good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets (other than Real Property, as to which the representations and warranties in Section 5.7 apply). The Assets are free and clear of all Encumbrances of any kind or nature, except (a) Permitted Encumbrances, (b) restrictions stated in the Governmental Permits and (c) Encumbrances from Seller's bank lending group which will be removed and released at or prior to the Closing.

5.5 Governmental Permits. Copies of the Governmental Permits, all of which are listed on Schedule 5.5, have been delivered by Seller to Buyer. The Governmental Permits are valid and in full force and effect, according to their terms, subject to receipt of extensions for expiration dates as they expire. At closing, all municipal franchises included in the Governmental Permits shall expire no earlier than 5 years from the Closing Date, provided that Buyer has given Seller reasonable assistance in connection with any extensions required. There is no legal action, government proceeding or investigation, pending or to Seller's knowledge, threatened, to terminate, suspend or modify any Governmental Permit, other than to extend expiration dates for franchises due to expire, and other than with respect to the warranties disclaimed in Section 5.12, Seller is in compliance in all material respects with the terms and conditions of all the Governmental Permits.

5.6 Seller Contracts. Copies of Seller Contracts, all of which are listed on Schedule 5.6, have been provided to Buyer. Each such Seller Contract is in full force and effect and to Seller's knowledge, each other party thereto is not in material breach or default of any terms or conditions of any such Seller Contract.

5.7 Real Property. All of the Real Property interests owned or leased in connection with the Systems, other than Excluded Assets, are described on
Schedule 5.7 a copy of which has been provided by Seller to Buyer. Seller has the valid and enforceable right to use and possess all Real Property used in connection with the Systems and to obtain ingress and egress from such Real Property. No action based upon the power of eminent domain has been initiated or to the actual knowledge of Seller threatened against Seller or any of the Assets by any Governmental Authority which would require the relocation of any headend or tower facility. Seller has received no notice and is not otherwise aware that any owned Real Property does not meet all Legal Requirements that are material to the operation of the Systems and the results of operations therefrom, specifically including all material zoning and environmental Legal Requirements.

5.8 Legal Proceedings. Other than as set forth on Schedule 5.8 hereto, there is no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Authority, court or arbitrator pending, or to Seller's knowledge, threatened, involving or affecting all or any part of the Systems or Seller's rights to operate the Systems, except for matters in the ordinary course covered by workers' compensation or general liability insurance.

5.9      Legal and Regulatory Matters.

                5.9.1 Seller has received no notice claiming a material violation by Seller or the Systems of any Legal Requirement applicable to the Systems as they are currently operated and to Seller's knowledge, there is no basis for any claim that such a violation exists. Notwithstanding the foregoing, no representation is made in this Section 5.9.1 with respect to the Copyright Act of 1976 or the Communications Act, as to which the representations in Sections 5.9.2 and 5.9.3 apply.

                5.9.2 Seller has duly filed all cable television registrations and other material filings which are to be filed by Seller under the Communications Act. None of the Systems is rate regulated under the Communications Act. Seller has monitored the Systems for signal leakage and maintained applicable signal leakage logs, and all filings with the FCC with respect thereto were complete in all material respects when each such filing was made. In the past 24 months, Seller has made on a timely basis all requisite filings and payments with the US Copyright Office pursuant to the Copyright Act of 1976.

                5.9.3 Other than as set forth in Schedule 5.9 hereto, there is no proceeding pending before the FCC relating to the Systems nor, to Seller's knowledge has any subscriber filed a complaint with the FCC pertaining to rates charged by the Systems. Seller agrees to disclose to Buyer the manner in which Seller has complied with the applicable rate regulation provisions of the Communications Act.

5.10 Patents, Trademarks and Copyrights. Seller does not own any patent, patent right, trademark or copyright and is not a party to any license or royalty agreement with respect to any patent, trademarks or copyright, except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally and licenses to use trademarks owned by Affiliates of Seller. To best of Seller's knowledge, the current operations of the Systems do not violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or the like.

5.11 Tax Returns. Seller has filed all income, franchise, sales, use, property, excise, payroll and other tax returns required to be filed with the appropriate Governmental Authority. All taxes, fees and assessments of whatever nature due and payable by Seller have been paid, except such amounts as are being contested diligently and in good faith and are not in the aggregate material to the Systems. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income tax return for any period.

5.12 System Equipment. All equipment and other personal property included with the Assets is sold "AS IS." No representation or warranty is made by Seller that the design, configuration or condition of the Systems or the items of equipment and other personal property comprising the Systems comply with the technical standards of the FCC (including, without limitation, those set forth in Subpart K of Part 76, Title 47, Code of Federal Regulations), the Federal Aviation Administration or any franchising authority, and Seller expressly disclaims any such warranty relating to design, configuration or condition of the equipment and other personal property comprising the Systems and the warranty of merchantability or fitness for a particular purpose, with respect to the design or configuration of the Systems or the items of equipment and other personal property that comprise the Systems.

5.13 System Information. Schedule 5.13 sets forth the following information with respect to the Systems: (i) channel lineups, including designation of service; (ii) a listing of charges for each type of service and band width;
(iii) a list indicating which broadcast stations have elected "must carry" or retransmission consent pursuant to the 1992 Cable Act; and (iv) number of Equivalent Subscribers. Such information is true in all material respects as of the date of such information.

5.14 DISCLAIMER OF WARRANTY. ACKNOWLEDGES AND AGREES THAT SELLER SHALL NOT BE LIABLE FOR OR BOUND IN ANY MANNER BY, AND BUYER HAS NOT RELIED UPON, ANY EXPRESS OR IMPLIED, ORAL OR WRITTEN, INFORMATION, WARRANTY, GUARANTY, PROMISE, STATEMENT, INDUCEMENT, OR REPRESENTATION PERTAINING TO THE BUSINESS, ASSETS, OPERATIONS, PROSPECTS, INCOME, EXPENSE, OR LIABILITIES OF THE SYSTEMS EXCEPT AS IS EXPRESSLY SET FORTH IN THIS SECTION 5, ELSEWHERE IN THIS AGREEMENT, OR IN THE SCHEDULES ATTACHED TO THIS AGREEMENT. BUYER HAS CONDUCTED ITS OWN INSPECTION OF THE SYSTEMS TO ITS OWN SATISFACTION AND HAS INDEPENDENTLY INVESTIGATED, ANALYZED, AND APPRAISED THE CONDITION, VALUE, PROSPECTS, AND PROFITABILITY THEREOF AND THE RISKS ASSOCIATED THEREWITH.

5.15 Schedules. Any item that could be deemed to be properly disclosable on more than one Schedule to this Agreement shall be deemed properly disclosed on all such Schedules if it is disclosed in reasonable detail on any Schedule to this Agreement to the extent that such disclosure is not misleading.

5.16 Finders and Brokers. Seller has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement.

5.17 Revenue and Cash Flow. For the year ended December 31, 1998, the Systems generated revenues of no less than Six Hundred Twenty Thousand and 00/100 Dollars ($620,000.00) and cash flow of no less than Three Hundred Eight Thousand and 00/100 ($308,000.00).

5.18 Homes Passed and Miles of Plant. As of March 31, 1999, the Systems pass approximately 4,075 homes with approximately 72 miles of cable plant.

5.19     Employment Matters

                5.19.1 Employees of the Systems as of March 31, 1999 are set forth on Schedule 5.19.

                5.19.2 Buyer shall have no liability or obligation with respect to any of Seller's benefit plans, or termination thereof, as to any employee who, after the Closing, becomes an employee of Buyer, and all such liabilities or obligations relating to the period prior to the Closing Date shall be the responsibility of Seller. The Closing will not result in any multi-employer plan liability which could be assessed against Buyer.

                5.19.3 Seller is not a party to any contract with any labor organization, nor has it agreed to recognize any union or other collective bargaining unit nor has any union or other collective bargaining unit been certified as representing any of its employees with respect to the operation of the Systems, (i) there is no representation or organizing effort pending or to the best of Seller's knowledge threatened against, affecting or involving Seller or the operation of the Systems, and (ii) Seller has experienced no strikes, work stoppages, picketing, grievance proceedings, arbitrations, lockouts, slowdowns, any other labor disputes, claims of unfair labor practices filed or, to the best of Seller's knowledge threatened to be filed, with respect to the operation of the Systems. Buyer shall have no liability or obligation with respect to any unfair labor practices, charges and complaints relating to Seller which occurred or arose prior to the Closing Date. There are no employment agreements to which Seller is a party.

5.20 Retransmission Consents. Except as disclosed on Schedule 5.20, no monies are being paid for retransmission consents with respect to the Systems, and Seller is not a party to any contract which obligates it to pay monies for retransmission of signals with respect to the Systems.


Section 6.     Buyer's Representations and Warranties.

         To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing, as follows:

6.1 Organization and Qualification. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets. Buyer is duly qualified or licensed to do business and is in good standing under the laws of each other jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on Buyer or on the validity, binding effect or enforceability of this Agreement.

6.2 Authority and Validity. Buyer has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement have been duly authorized by all requisite corporate action of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

6.3 No Breach or Violation. The execution, delivery and performance of this Agreement by Buyer will not: (a) violate any provision of the charter or bylaws of Buyer; (b) violate any Legal Requirement in any material respect; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a material breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension, modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, or (iv) result in the creation or imposition of any Encumbrance under, any instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets is bound or affected.

6.4 Finders and Brokers. Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller could be liable.

Section 7.     Additional Covenants and Agreements.

7.1 Access to Premises and Records. Between the date of execution and delivery of this Agreement and the Closing Date, Seller will give Buyer and its representatives reasonable access during normal business hours and upon reasonable notice to the premises where the books and records of the Systems are maintained and to the Assets and will furnish to Buyer and its representatives such information regarding the Systems and the Assets that is readily available to Seller and such other information as Buyer may from time to time reasonably request, including applicable financial records relating to the revenue and cash flow generated by the Systems for the year ended December 31, 1998.

7.2 Continuity and Maintenance of Operations. Except as Buyer may otherwise agree in writing, until the Closing:, Seller will continue to operate the Systems in the ordinary course of business, including maintenance of the distribution plant and proceeding with any capital projects currently underway substantially consistent with the capital budget provided to Buyer.

7.3      Required Consents.

                7.3.1 Seller will use commercially reasonable efforts, as soon as practicable, to obtain all the Required Consents, other than those to be obtained by Buyer pursuant to Section 7.3.2. Buyer will use commercially reasonable efforts to cooperate with Seller to obtain all Required Consents.

                7.3.2 Buyer will use commercially reasonable efforts, as soon as practicable and in no event later than fifteen (15) days after the date of this Agreement, to prepare and file with the appropriate Governmental Entity an FCC Form 394 with respect to each franchise, provided, however, that if an FCC Form 394 is not deemed necessary or appropriate by the parties in order to secure on a timely basis the necessary Required Consents with respect to any franchise, then the filing of an FCC Form 394 shall not be deemed required hereunder.

7.4 Risk of Loss. Seller will bear the risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing. If any such loss or damage is so substantial as to, for a period of 20 days after the occurrence of the event, prevent: (a) normal operation of any material portion of a System, or (b) the replacement or restoration of the lost or damaged property, Seller will notify Buyer of that fact within 10 days after such occurrence and Buyer, at any time within 10 days after receipt of such notice, may, (i) if the System cannot be returned to normal operations within 120 days from the date of such occurrence, terminate this Agreement, (ii) delay the Closing (but not later than the date specified in Section 10.1(b) until such time as the System is returned to normal operations in all material respects, or (iii) consummate the transactions contemplated by this Agreement. If Buyer terminates this Agreement pursuant to this Section 7.4, Buyer and Seller will be discharged of any and all obligations hereunder and Buyer will receive the Deposit Escrow. If Buyer does not terminate this Agreement, all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage (to the extent not used to replace or restore such lost or damaged property) and reasonably necessary for Buyer to complete the replacement and restoration of such lost of damaged property, except for any proceeds from business interruption insurance relating to the loss of revenue for the period prior to the Closing Date, will be delivered by Seller to Buyer, or the rights to such proceeds will be assigned by Seller to Buyer if not yet paid over to Seller.

7.5 Franchise Extensions. Seller will use commercially reasonable efforts to secure extensions of all franchises listed in Schedule 5.5 for a period of at least five years beyond the Closing Date, provided that Seller shall not be obligated hereby to make any cash payments to any franchise authority. Buyer acknowledges that each franchise authority may require that channel capacity of the System be increased and that such increase be accomplished within a specified period of time. For purposes of this Agreement, Buyer and Seller shall agree upon a commercially reasonable channel increase and completion schedule that will constitute mutually acceptable franchisee commitments in connection with such franchise extensions. Buyer agrees to use commercially reasonable efforts to provide to each franchise authority such information as is requested by such franchise authority in connection with obtaining the extension. If requested by Seller, Buyer agrees to be represented, at Buyer's expense, at any such meetings or hearings as may be scheduled to consider any application or request, before any franchise authority.

7.6 Use of Seller's Name. For a period not to exceed 90 days after the Closing Date, Buyer may continue to operate the Systems using the name Charter Communications and all derivations and abbreviations of such name and related marks. Within 90 days after the Closing Date, Buyer will discontinue using and will dispose of all items of stationery, business cards and literature bearing such names or marks. Notwithstanding the foregoing, Buyer will not be required to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in subscriber homes or properties, or as are used in a similar fashion making such removal or discontinuation impracticable for Buyer.

7.7 Satisfaction of Conditions. Each party will use commercially reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement.

7.8 Confidentiality. The parties agree that no public disclosure or publicity release pertaining to the existence of this Agreement or the subject matter contained herein shall be issued without their mutual consent. Notwithstanding the foregoing, such mutual consent shall not be required with respect to disclosures to the public or to governmental agencies, to the parties' partners, bankers or investors, or to any stock exchange upon which the securities of a party (or securities of an affiliate which controls a party) may be listed made by such party (or such affiliate) as each of their counsel shall deem necessary to maintain compliance with and to prevent violations of applicable federal or state laws or the rules of any such stock exchange.

7.9 Transfer Taxes. Sales, transfer, excise and other taxes, if any, payable by reason of the transactions contemplated hereunder shall be paid by the party upon whom the applicable law imposes such tax.

7.10 Bulk Sales. Buyer waives compliance with provisions of the Uniform Commercial Code relating to bulk transfer and similar laws in connection with the sale of the Assets, subject to the indemnification provisions of Section 11 hereof.

7.11 Employees. No later than 30 days prior to the Closing Date Buyer will notify Seller of those employees of the Systems that Buyer intends to hire after the Closing. Buyer will provide to such employees benefits equivalent to those provided by Buyer to other employees of Buyer or Buyer's cable operator affiliate.

Section 8. Closing. The Closing will be held on that month-end date that is at least three days after all conditions to the Closing contained in this Agreement (other than those based on acts to be performed at the Closing) have been satisfied or waived, or such other date as may be agreed to by Buyer and Seller. The Closing will be held at 10:00 a.m. local time at Seller's office located at 12444 Powerscourt Drive, Suite 400, St. Louis, Missouri 63131, unless Buyer and Seller agree that it shall be conducted by mail or overnight delivery service, or at an alternate place and time.

Section 9.     Conditions to Closing.

9.1 Conditions to the Obligations of Buyer and Seller. The obligations of each party to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date of the following conditions:

               (a) no action, suit or proceeding is pending or threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (i) prohibit the sale of the Assets to Buyer or (ii) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

               (b) All of the Required Consents noted with an asterisk (*) on Schedules 5.5, 5.6 and 5.7 have been obtained or given and are in full force and effect.

9.2 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date, of each of the following conditions:

               9.2.1 All representations and warranties of Seller contained in this Agreement are true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

               9.2.2 Seller in all material respects has performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

               9.2.3 Seller has executed (or caused to be executed) and delivered to Buyer each of the following items:

                     (a) a Bill of Sale and Assignment in the form attached as Exhibit A;

                     (b) an Assignment and Assumption Agreement in the form attached as Exhibit B;

                     (c) the Indemnity Escrow Agreement in the form attached as Exhibit E; and

                     (d) an affidavit of Seller, under penalty of perjury, that Seller is not a "foreign person" (as defined in the Foreign Investment in Real Property Tax Act and applicable regulations) and that Buyer is not required to withhold any portion of the consideration payable under this Agreement under the provisions of such Act.

               9.2.4 Seller has delivered to Buyer evidence that franchise agreements have been extended to expire at least five years beyond the Closing Date consistent with Section 7.5.

               9.2.5 Seller has delivered releases, in form reasonably satisfactory to Buyer, of all Encumbrances affecting any of the Assets (other than Permitted Encumbrances).

               9.2.6 Seller has delivered to Buyer: (a) a certificate, dated the Closing Date, signed by an executive officer of Seller's general partner, certifying that to his knowledge, (i) all appropriate action authorizing the execution and delivery of the Closing Documents and the transactions contemplated thereunder have been taken, and (ii) the conditions set forth in Sections 9.1, 9.2.1 and 9.2.2 are satisfied; (b) certificates dated within twenty (20) days of the Closing Date, issued by the States of Delaware and Missouri, as to the good standing and qualification of Seller; (c) results of UCC searches in all states and counties in which the Assets are located either reflecting that the Assets are free from liens or accompanied by appropriate termination statements, and (d) such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

               9.2.7 Seller shall have reasonably cooperated with Buyer in obtaining, at Buyer's cost and expense, such title insurance with respect to the Assets as Buyer deems necessary.

               9.2.8 Buyer has received the opinion of Thompson Coburn LLP, counsel for Seller, and an opinion of Cole, Raywid & Braverman, FCC counsel for Seller, each dated the Closing Date, as to certain legal matters regarding the transactions contemplated by this Agreement and in a form reasonably acceptable to Buyer.

               9.2.9 Buyer has received from Seller a Non-Competition Agreement in the form attached as Exhibit C.

9.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the completion or waiver by Seller, to the extent permitted by applicable law, at or prior to the Closing Date, of each of the following conditions:

               9.3.1 Buyer has paid the Base Purchase Price to Seller.

               9.3.2 All representations and warranties of Buyer contained in this Agreement are true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

               9.3.3 Buyer in all material respects has performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

               9.3.4 Seller has received the opinion of Dement, Vandivort & Dement, counsel for Buyer, dated the Closing Date, as to certain legal matters regarding the transactions contemplated by this Agreement and in a form reasonably acceptable to Seller.

               9.3.5 Buyer has executed and delivered to Seller an Assumption Agreement in the form attached as Exhibit B.

               9.3.6 Buyer has executed and delivered the escrow agreement applicable to the Indemnity Escrow Agreement in the form attached as Exhibit E.

               9.3.7 Buyer has delivered to Seller the following: (a) a certificate, dated the Closing Date, signed by an executive officer of Buyer, certifying that to his or her knowledge, (i) all appropriate action authorizing execution and delivery of the Closing Documents and the transactions contemplated thereunder have been taken, and (ii) the conditions set forth in Sections 9.1, 9.3.2 and 9.3.3, are satisfied; (b) certificates dated within twenty (20) days of the Closing Date, issued by the State of Delaware, as to the good standing and qualification of Buyer; and (c) such other documents as Seller may reasonably request in connection with the transactions contemplated by this Agreement.

9.4 Waiver of Conditions. Any party may waive in writing any or all of the conditions to its obligations under this Agreement.

Section 10.    Termination.

10.1 Events of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

                     (a) by the mutual written consent of Buyer and Seller;

                     (b) by either party, if the transactions contemplated by this Agreement to take place at the Closing have not been consummated by December 31, 1999, or if any event has occurred that makes it reasonably likely that any of the conditions to such party's obligation to consummate the transactions contemplated by this Agreement cannot be met by March 31, 2000, for any reason other than (i) a breach or default by such party in the performance of any of its obligations under this Agreement or (ii) the failure of any material representation or warranty of such party to be accurate;

                     (c) as otherwise provided in this Agreement.

10.2 Liabilities in Event of Termination. If the transactions contemplated by this Agreement are not consummated as a result of a material breach by one party of any of its obligations under this Agreement and the other party is not in material breach of any of its obligations under this Agreement, the remedy of specific performance shall be an available remedy to the non-breaching party, provided, however, that if the non-breaching party does not seek to enforce the remedy of specific performance, or if such remedy is sought but is not granted, the only alternative remedy to specific performance that shall be available to the non-breaching party shall be payment of the Deposit Escrow, which payment shall constitute liquidated damages for the default by the breaching party and shall be in full settlement of any damages of any nature or kind that the non-breaching party may suffer or allege to have suffered as a result of any breach by the breaching party. If the transactions contemplated by this Agreement are not completed for any reason other than as set forth in the preceding sentence, the Buyer shall be entitled to a refund of the Deposit Escrow.

10.3 Procedure Upon Termination. In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 10, notice of such termination will promptly be given by the terminating party to the other.


Section 11.    Survival of Representations and Warranties; Indemnification.

11.1 Survival of Representations and Warranties. The representations and warranties of Seller in this Agreement and in the documents and instruments to be delivered by Seller pursuant to this Agreement will survive until six months after the Closing Date, except that (a) all such representations and warranties with respect to any federal, state or local taxes or personal injury claims will survive until the expiration of the applicable statute of limitations (including any extensions), and (b) all such representations and warranties with respect to ownership of the Assets in Section 5.4 will survive the Closing and will continue in full force and effect without limitations. The representations and warranties of Buyer in this Agreement and in the documents and instruments to be delivered by Buyer pursuant to this Agreement will survive until six months after the Closing Date. The periods of survival of the representations and warranties prescribed by this Section 11.1 are referred to as the "Survival Period." The liabilities of the parties under their respective representations and warranties will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted by Buyer in a written notice to Seller before such expiration or about which Seller has given Buyer written notice before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail). The covenants and agreements of the parties in this Agreement and in the other documents and instruments to be delivered by Seller or Buyer pursuant to this Agreement will survive the Closing and will continue in full force and effect without limitation.

11.2 Indemnification by Seller. Seller will indemnify defend and hold harmless Buyer and Buyer's shareholders, directors, officers, employees, agents, successors and assigns, from and against:

                     (a) all losses, damages, liabilities, deficiencies, or obligations of or to Buyer or any such other indemnified Person resulting from or arising out of (i) any breach of any representation or warranty made by Seller in this Agreement, (ii) any breach of any covenant, agreement or obligation of Seller contained in this Agreement, (iii) any act or omission of Seller with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the Systems, which act, omission, event or circumstance occurred or existed prior to or at the Closing Date, without regard to whether a claim with respect such matter is asserted before or after the Closing Date, (iv) Seller's failure to comply with the bulk sales provisions of the UCC, or (v) any liability or obligation not included in the Assumed Liabilities.

                     (b) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

11.3 Indemnification by Buyer. Buyer will indemnify, defend and hold harmless Seller and Seller's general partner's shareholders, directors, officers, employees, agents, successors and assigns, from and against:

                     (a) all losses, damages, liabilities deficiencies or obligations of or to Seller or any such other indemnified Person resulting from or arising out of (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement, (iii) the inability of Buyer to pay the Purchase Price, or (iv) the failure by Buyer to perform any of its obligations in respect of the Assumed Liabilities; and

                     (b) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

11.4 Third Party Claims. Promptly after the receipt by any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party') will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party notifies the indemnified Party in writing of the Indemnifying Party's intention to assume such defense, and retains legal counsel to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party and in any such case that portion of the fees and of such separate counsel that are reasonably related to matters covered by the indemnity provided in this
Section 11 will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 11.4. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party's liability for any tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

11.5 Limitations on Liability by Seller. Seller will not be liable for indemnification arising solely under Section 11.2(a) for (a) any losses, damages, liabilities, deficiencies or obligations of or to Buyer or any other person entitled to indemnification from Seller or (b) any claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11.5 as "Buyer Damages") unless the amount of Buyer Damages for which Seller would, but for the provisions of this Section 11.5, be liable exceeds, on an aggregate basis, twenty-five thousand dollars, in which case Seller will only be liable for such Buyer Damages in excess of such amount, which will be due and payable within 15 days after Seller's receipt a statement therefor. The aggregate liability of Seller to the Indemnified Parties for Buyer Damages shall be limited to the total outstanding amount available for payment pursuant to the Indemnity Escrow (the "Indemnity Amount"). Any claim for indemnification for Buyer Damages shall be made promptly upon discovery thereof, but in no event later than six months after the Closing Date. Claims for indemnification pursuant to Section 11.2 that are with respect to federal, state or local taxes, liens or third party claims incurred prior to the Closing Date must be presented no later than expiration of the applicable statute of limitations.

11.6 Limitations on Indemnification - Buyer. Buyer will not be liable for indemnification arising solely under Section 11.3(a) for (a) any losses, damages, liabilities deficiencies or obligations of or to Seller or any other person entitled to indemnification from Buyer or (b) any claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11.6 as "Seller Damages") unless the amount of Seller Damages for which Buyer would, but for the provisions of this Section 11.6, be liable exceeds, on an aggregate basis, twenty-five thousand dollars, in which case Buyer will only be liable for such Seller Damages in excess of such amount, which will be due and payable within 15 days after Buyer's receipt of a statement therefor.


Section 12.    Miscellaneous.

12.1 Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Except for (i) the assignment of this Agreement by Buyer to one or more of its Affiliates prior to that date which is no more than fifteen
(15) days after the date of this Agreement or (ii) the whole or partial assignment by Buyer of the right to purchase one or more of the Systems prior to the Closing Date, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement; provided, however, that in the event of the assignment by Buyer of the right to purchase one or more of the Systems pursuant to this Section 12.1, the failure of any assignee to subsequently consummate the purchase of such System(s) shall not relieve Buyer of its obligation to purchase such System(s) under this Agreement.

12.2 Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:

                  To Seller at:

                           Cencom Cable Income Partners II, L.P.
                           12444 Powerscourt Drive, Suite 400
                           St. Louis, Missouri   63131
                           Attention:  Marcy Lifton
                           Telecopy:  314-965-6640

                  With a copy to:

                           Thompson Coburn LLP
                           One Mercantile Center, Suite 3400
                           St. Louis, Missouri  63101
                           Attention:  Benjamin H. Hulsey
                           Telecopy:  (314) 552-7000

                  To Buyer at:

                           Galaxy Telecom, L.P.
                           1220 Main Street
                           Sikeston, Missouri  63801
                           Attention:  Keith Davidson
                           Telecopy:  (573) 471-7281

                  With a copy to:

                           Dement, Vandivort & Dement
                           316 South Kingshighway
                           Sikeston, Missouri 63801
                           Attention:  William Clayton Vandivort
                           Telecopy:  (573) 471-8282

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 12.2. All notices will be deemed to have been received on the date of delivery or on the fifth Business Day after mailing in accordance with this Section, except that any notice of a change of address will be effective only upon actual receipt.

12.3 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

12.4 Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys', brokers' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

12.5 Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

12.6 Captions. This article and section captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

12.7 Choice of Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSOURI, , WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF MISSOURI.

12.8 Terms. Terms used with initial capital letters will have the meanings specified applicable to both singular and plural forms, for all purposes of this Agreement. The work "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than in a limiting sense.

12.9 Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

12.10 Further Actions. Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

12.11 Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original.

12.13 Entire Agreements. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

12.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceable without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

12.15 Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

12.16 Right to Specific Performance. Notwithstanding anything to the contrary set forth herein or elsewhere, (i) Seller shall be entitled, at its sole options, to (a) waive compliance by Buyer with any term or provision of this Agreement (including, without limitation, any closing conditions) and/or (b) without the posting of any bond or other security, require Buyer to consummate and specifically perform the purchase of the Systems from Seller in accordance with all other terms of this Agreement, if necessary through injunction or other court order or process, if the conditions to the obligations of Buyer to effect the Closing have been satisfied or are capable of being satisfied if the Closing were to be held, and (ii) the Buyer shall be entitled, at its sole option to (a) waive compliance by the Seller with any term or provision of this Agreement (including, without limitation, any closing conditions) and/or (b) without the posting of any bond or other security, require Seller to consummate the specifically perform the sale of Systems to Buyer in accordance with all other terms of this Agreement, if necessary through injunction or other court order or process, if the conditions to the obligations of the Seller to effect the Closing have been satisfied or are capable of being satisfied if the Closing were to be held. Any such equitable relief granted shall not be exclusive and Seller or Buyer, as the case may be, shall also be entitled to seek money damages.



                           [signatures on next page]

         The parties have executed this Asset Purchase Agreement as of the day and year first above written.

                SELLER:

                      CENCOM CABLE INCOME PARTNERS II, L.P.
                      By:  Cencom Properties II, Inc., its general partner,


                      By:
                            ----------------------------------------------------
                      Name:
                            ----------------------------------------------------
                      Title:
                            ----------------------------------------------------

                BUYER:

                      GALAXY TELECOM, L.P.


                      By:
                           -----------------------------------------------------
                      Name:
                           -----------------------------------------------------
                      Title:
                           -----------------------------------------------------

                                    Exhibit A

                                  Bill of Sale


         KNOW ALL MEN BY THESE PRESENTS THAT:

         CENCOM CABLE INCOME PARTNERS II, L.P., a Delaware limited partnership ("Seller"), for and in consideration of Ten Dollars ($10.00) paid to Seller by GALAXY TELECOM, L.P., a Delaware limited partnership ("Buyer"), pursuant to that certain Asset Purchase Agreement, dated May 5, 1999, between Seller and Buyer (the "Purchase Agreement"), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby GRANT, BARGAIN, SELL, TRANSFER, CONVEY and DELIVER unto Buyer, its successors and assigns, good and marketable title to all of the assets, properties, rights, titles and privileges of Seller of every kind, character and description, whether tangible, intangible, real personal or mixed, of whatever description and wherever located, involved in, related to, owned, used or held for use previously in connection with the ownership, use or operation of the Systems, whether or not required to be listed on Seller's balance sheet in accordance with GAAP, including, without limitation, all additions, accessions and substitutions made prior to the Closing Date as permitted pursuant to the terms of the Purchase Agreement (the "Assets"), but excluding the Excluded Assets, free and clear of all defaults, liens, claims, charges, encumbrances, security interests, pledges, restrictions, deeds of trust, mortgages and title impediments, except for the Permitted Encumbrances, as defined in Section 1.5 of the Purchase Agreement.

         Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

         The Assets shall include (not by way of limitation) the following:

                  (a) all the rights of Seller under any and all franchises, licenses (including those required by the FCC, permits, authorizations, easements, registrations, leases, variances, consents and certificates and similar rights which authorize or are required in connection with the operation of the Systems including any applications for any of the foregoing (collectively, the "Governmental Permits") that are obtained from or are pending with any federal, state, county, municipal or local government and any governmental agency, bureau, commission, authority, body, court (or other judicial body), administrative or executive agency, legislative or quasi-legislative body, commission, council or other agency, including any such agency, authority or body responsible for the issuance or administration of any Governmental Permit or whose consent is required for the sale and transfer of the Assets (each, a "Governmental Authority");

                  (b) all the rights of Seller under any and all subscription contracts with subscribers of Seller, pole attachment agreements, access agreements and all other contracts, leases, agreements or undertakings (other than those that are included in the Excluded Assets or which constitute Governmental Permits or Real Property), written or oral, relating primarily to the ownership, operation, use or maintenance of the Systems or the Assets (the "Contracts").

                  (C) all of the real property interests of Seller which relate primarily to the ownership, use, or operation of the Systems, including fee and office and other leasehold interests, and all improvements thereon and rights related thereto, such as towers, fixtures, distribution plant, head-end equipment, subscriber installations, licenses, easements, right of way and other interests therein (collectively, the "Real Property");

                  (d) all accounts receivable owed to Seller in connection with the operation of the Systems and uncollected as of the Closing Date (collectively, the "Accounts Receivable");

                  (e) all subscriber deposits (including converter deposits), tenant deposits and other amounts collected by Seller for services, materials or equipment to be supplied from and after and prorated as of the Closing Date;

                  (f) all items of tangible personal property owned, used or held for use by Seller primarily in connection with the operation of the Systems, including, without limitation, all physical plant and equipment, including electronic devices, distribution plant, head-end equipment, reception sites and related equipment, vehicles and all inventories of materials, supplies, traps, test equipment, spare parts, converters and tools (collectively, the "Equipment"); and

                  (g) all files, books, records and subscriber lists owned, used or held for use by Seller primarily in connection with the Systems that are maintained by Seller on the premises of the Systems and all other licenses, permits and operating documents that are owned, used or held for use by Seller exclusively in connection with the Systems wherever located;

but, shall not include the Excluded Assets.

         Notwithstanding the foregoing, Seller is not transferring any of the Excluded Assets, as defined in Section 4.2 of the Purchase Agreement, which term shall mean those items described in Section 4.2 to the Purchase Agreement.

         TO HAVE AND TO HOLD, all and singular, the Assets, together with the rights, titles, and interests thereto in anyway belonging to Buyer, its successors and assigns, for their own use forever, free and clear of all defaults, liens, claims, charges, security interests, mortgages, deeds of trust, encumbrances, pledges, restrictions and title impediments, other than Permitted Encumbrances, and Seller does hereby bind itself, its successors and assigns, to warrant and defend the title to the Assets unto the Buyer, its successors and assigns, to the extent provided in the Purchase Agreement.

         Seller shall execute and deliver from time to time hereafter, upon reasonable request, all such further documents and instruments as may be necessary to deliver and transfer title in the Assets to Buyer.

         This Bill of Sale is executed and delivered by Seller pursuant to the Purchase Agreement, subject to the covenants, representations and warranties thereof. No provisions set forth in this Bill of Sale shall be deemed to enlarge, alter or amend the terms or provisions of the Purchase Agreement. In the event of any conflict between the provisions of this Bill of Sale and the Purchase Agreement, the provisions of the Purchase Agreement shall control.

         This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to the conflict of law provisions thereof.

                            [signature on next page]

         IN WITNESS WHEREOF, CENCOM CABLE INCOME PARTNERS II, L.P., by a duly
authorized officer has executed this Bill of Sale as of the      day of      ,
                                                           ------      ------
199   .
   --
                          CENCOM CABLE INCOME PARTNERS II, L.P.
                          By:  Cencom Properties II, Inc., its general partner


                          By:
                                ------------------------------------------------
                          Title:
                                ------------------------------------------------

                                   Exhibit B

                       Assignment and Assumption Agreement


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made as of the ______ day of __________, 1999, by and among GALAXY TELECOM, L.P., a Delaware limited partnership ("Buyer"), and CENCOM CABLE INCOME PARTNERS II, L.P., a Delaware limited partnership ("Seller").

         WHEREAS, pursuant to an Asset Purchase Agreement dated the 4th day of May, 1999 (the "Purchase Agreement"), made between Buyer and Seller, Seller agreed to sell, and Buyer agreed to purchase certain of the assets owned by Seller, as more fully described in the Purchase Agreement;

         WHEREAS, Section ___ of the Purchase Agreement provides that the Buyer shall, as of the Closing Date, assume certain of Seller's obligations and liabilities as described therein; and

         WHEREAS, Section ___ of the Purchase Agreement contemplates that this Assignment and Assumption Agreement be entered into and delivered at Closing.

         NOW, THEREFORE, in consideration of the promises, covenants and agreements contained in the Purchase Agreement, the closing of the transactions contemplated by the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, Seller and Buyer agree as follows:

         1. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

         2. Seller hereby assigns and transfers to Buyer all of the agreements, franchises, leases, easements and other Contracts disclosed by Seller in the Schedules to the Purchase Agreement relating to the operations of the Systems (other than Excluded Assets) (collectively, the "Assumed Obligations").

         3. Subject to the terms of Section 3 and the other terms and provisions of the Purchase Agreement, Buyer hereby assumes and agrees to perform only those obligations of Seller for which Buyer has received an adjustment pursuant to
Section 3 of the Purchase Agreement and those obligations of Seller arising under or in connection with the Assumed Obligations. In addition, Buyer shall assume (i) all obligations relating to the Assets entered into by Seller in the ordinary course of business consistent with past practices as reflected in the Seller Financial Statements between the date hereof and the Closing Date (other than obligations, if any, relating to the Excluded Assets), to the extent such obligations continue after the Closing and (ii) all liabilities incurred in the ordinary course of business consistent with past practices as reflected in the Seller Financial Statements relating to (A) all customer advance payments and deposits, prepaid advertising revenues and other prepaid revenues or income received or held by Seller for services to be rendered or obligations to be performed in connection with the Systems subsequent to the Closing Date, to the extent Buyer has received an adjustment reflecting such advance payments under
Section 3 of the Purchase Agreement, and (B) the performance of the Contracts from and after the Closing Date.

         4. Seller and Buyer shall execute and deliver from time to time hereafter, upon reasonable request, all such further documents and instruments, and shall do and perform all such acts as may be necessary, to give full effect to the intent and meaning of the Purchase Agreement and this Assignment and Assumption Agreement.

         5. This Assignment and Assumption Agreement is executed and delivered by Seller and Buyer pursuant to the Purchase Agreement, subject to the covenants, representations and warranties thereof. No provisions set forth herein shall be deemed to enlarge, alter or amend the terms or provisions of the Purchase Agreement. In the event of any conflict between the provisions herein and the Purchase Agreement, the provisions of the Purchase Agreement shall control.

         6. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

         7. This Assignment and Assumption Agreement may be executed in several counterparts, all of which taken together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed and delivered by their duly authorized partners or officers as of the day and year first written above.

                          SELLER:

                          CENCOM CABLE INCOME PARTNERS II, L.P.
                          By:  Cencom Properties II, Inc., its general partner


                          By:
                                ------------------------------------------------
                          Name:
                                ------------------------------------------------
                          Title:
                                ------------------------------------------------


                          BUYER:

                          GALAXY TELECOM, L.P.


                          By:
                                ------------------------------------------------
                          Name:
                                ------------------------------------------------
                          Title:
                                ------------------------------------------------

STATE OF____________________________)
                                    )
COUNTY OF___________________________)

         On this _______ day of May, 1999, before me, ____________________, a
Notary Public in and for said state, personally appeared __________________________, _________________ of __________________________, a
___________________, known to me to be the person who executed the within instrument in behalf of said corporation, which corporation was acting as the general partner of __________________________, a Delaware limited partnership, and acknowledged to me that (s)he executed the same for the purposes therein stated.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.


                                      ------------------------------------------
                                      Notary Public

My Commission Expires:

-----------------------------


STATE OF____________________________)
                                    )
COUNTY OF___________________________)

         On this _______ day of May, 1999, before me, ____________________, a
Notary Public in and for said state, personally appeared __________________________, _________________ of __________________________, a
___________________, known to me to be the person who executed the within instrument in behalf of said corporation, and acknowledged to me that (s)he executed the same for the purposes therein stated.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.


                                      ------------------------------------------
                                      Notary Public

My Commission Expires:

-----------------------------

                                   EXHIBIT C

                            NON-COMPETITION AGREEMENT

                                    EXHIBIT D

                            DEPOSIT ESCROW AGREEMENT

                                    EXHIBIT E

                           INDEMNITY ESCROW AGREEMENT